EXHIBIT 1A-12

JDT LEGAL, PLLC

Jeffrey Turner, Esq.

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

Date: September 28, 2021

Board of Directors

AgTech Global International, Inc.

4530 Campus Drive, Suite 115

Newport Beach, CA 92660

Dear Sirs or Madams:

I have acted, at your request, as special counsel to AgTech Global International, Inc., a Nevada corporation, (“AgTech Global International, Inc.,”) for the purpose of rendering an opinion as to the legality of 133,333,333 shares of AgTech Global International, Inc., common stock, par value $0.001 per share to be offered and distributed by AgTech Global International, Inc., (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by AgTech Global International, Inc., with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed (a) all of the documents referenced herein (collectively, the "Documents") are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by AgTech Global International, Inc., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely, JDT LEGAL, PLLC /s/ Jeff Turner Jeff Turner